Exhibit 10.16

ASSIGNMENT OF INVENTION, PRIORITY RIGHTS
AND RIGHTS TO APPLY FOR PATENTS

     I, Matthew Zuckerman, a citizen of the State of California, United States of America, residing at 4336 Talofa Avenue, Toluca Lake, CA 91602:

     HEREBY STATE UNDER OATH that I am the sole, original, and first inventor of the invention described and/or claimed in my applications for Letters Patent in the United States of America as described in attached Appendix A, and to the applications for Letters Patent originally filed under the Patent Cooperation Treaty as described in attached Appendix B;

     NOW THEREFORE, in consideration for twelve million (12,000,000) shares of common stock of Green Earth Technologies, Inc., of 617 South Middleton Avenue, Palatine, IL, 60067, issued to Matthew Mark Zuckerman, and previously delivered to me:

     I HEREBY ASSIGN AND TRANSFER as of July 1, 2007, my absolute right, title, and interest in said inventions and applications as described in Appendices A and B, including all rights of priority under the International Convention unto Green Earth Technologies, Inc ("GET"), a corporation organized and existing under the laws of the State of Delaware, United States of America, its successors, assigns and nominees, and having an office at 617 South Middleton Avenue, Palatine, IL, 60067, United States of America, as the Assignee, without any restrictions, reservations, or limitations, the entire right, title, and interest in and to the aforesaid applications for Letters Patent and all patents which may be granted therefor, and all divisions, continuations, continuations-in-part, reissues, and extensions thereof;

     AND FURTHERMORE I ASSIGN AND TRANSFER my absolute right, title, and interest in any and all inventions and trade secrets that may result in future filed patent applications on non-peroxide emoluminscent paint, continuous control of mold and bacteria on surfaces, UV protective furniture wax and fabric, spectral change car wax, and doping of crystals including TiO2 for greater capture of the visible light spectrum to GET, its successors and assigns, without any restrictions, reservations, or limitations, my entire right, title and interest in these inventions and trade secrets that may result in future filed patent applications; and for the ten year period following my employment with Green Earth Technologies, Inc, its subsidiaries or successors

     AND ALL PRIORITY RIGHTS derived from the aforesaid application for Letters Patent by virtue of the International Convention for the Protection of Industrial Property, for any and all member countries of the Internationa1 Convention;

     AND THE SOLE RIGHT to file such applications under the Patent Laws of any country of the world in its name and/or mine, and the sole right to have patents granted on said applications in its name and/or mine to the full end of the term for which said patent may be granted as fully and entirely as the same would have been held by me had this assignment not been made, and to enforce said patents with my right to sue for and recover accrued profits or damages for any and all infringements thereof;

     AND AUTHORIZE the above-name assignee to insert in this instrument the serial numbers and file dates of said applications;

     AND AUTHORIZE AND REQUEST the Commissioner of Patents and Trademark to issue all patents on said improvements or resulting therefrom to said corporation as Assignee of the entire interest, and covenant that I have full right so to do, and agree that I will communicate to said Corporation or its representatives any facts known to me respecting said improvements and testify in any legal proceedings, sign all lawful papers, execute all divisional, continuing, and reissue applications, make all rightful oaths, and generally do everything possible to aid said Corporation, its successors, assigns, and nominees, to obtain and enforce proper protection for said inventions in all countries.

     AND FURTHERMORE, I represent and warrant that I am the sole inventor of the inventions described in Appendices A and B; that I have the full right and authority to enter into this agreement; and I have not entered in any agreement to license or to assign my rights to these inventions and patent applications to any other party.

SIGNED AT Toluca Lake, CA as of December 23, 2007

ASSIGNOR:

/s/ Matthew Zuckerman
Matthew Zuckerman

ACCEPTANCE

We, the undersigned, Green Earth Technologies, Inc., of 617 South Middleton Avenue, Palatine, IL, 60067, United States of America, do hereby declare that we have accepted the foregoing assignment.

Palatine, Illinois, U.S.A. December 23, 2007

By: Gordon S. Donovan, VP & CFO
Gordon S. Donovan
VP & CFO

APPENDIX A - LIST OF PATENT APPLICATIONS ASSIGNED

ITEM	PATENT	TITLE	DATE
NO.	APPLICATION		FILED
	SERIAL NUMBER
1	US Patent Application	Enhanced Petroleum-based Hydrocarbon Lubricant Using Inorganic	October 14,
	No. 11/250,196	Fullerene-like Nano-spheres	2005
2	US Patent Application	Synthesizing and Compounding Molecules from and with Plant Oils to	March 17,
	No. 11/725,254	Improve Low Temperature Behavior of Plant Oils as Fuel, Oils, and	2007
		Lubricants
3	US Patent Application	Nano-Polymeric Encapsulation of a Key Reactant to Control	December
	No. 11/648,024	Chemoflourescent Active Reaction Period for Chemoluminescent Paint	30, 2006
4	US Provisional	Preservation of Narrow Distributions of Particles	August 30,
	Application		2004
5	US Provisional	Semiconductor Nanoparticles Enhanced Surface Appearance	August 31,
	Application		2004
6	US Patent Application	Enhanced Raman Spectrographic Sensitivity by Using Solvent Extraction of	April 3,
	No. 11/397,074	Vapor or Particulate Trace Materials, and Improved Surface Scatter from	2006
		Nanostructures on Nanoparticles and Volumetric Integration of Raman
		Scatter from Nanoparticles’ Surface
7	US Patent Application	Method, Composition and Classification for Tumor Diagnostics and	January 19,
	No. 11/334,845	Treatment	2006
8	US Patent Application	Triage of Cancer Patients to Pair the Most Effective Receptor Based	July 19,
	No. 11/489,643	Targeted Cancer Drug for the Patient by Ex-vivo Analysis	2006

APPENDIX B - LIST OF PCT and EP PATENT APPLICATIONS ASSIONED

ITEM	PATENT APPLICATION	TITLE	DATE
NO.	SERIAL NUMBER		FILED
1	PCT Convention Filing No.	Triage of Cancer Patients to Pair the Most Effective Receptor	January 19,
	US06/01780	Based Targeted Cancer Drug for the Patient by Ex-vivo Analysis	2006
2	European Application Filing	Triage of Cancer Patients to Pair the Most Effective Receptor	July 24,
	No. 06733745.1	Based Targeted Cancer Drug for the Patient by Ex-vivo Analysis	2007